UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 19, 2005

FIRST MARINER BANCORP
(Exact name of Registrant as specified in Charter)

Maryland	000-21815	52-1834860
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3301 Boston Street, Baltimore, MD 21224
(Address of Principal Executive Offices/Zip Code)

Registrant's telephone number, including area code: (410) 342-2600

Not Applicable
(Former name or former address of Registrant, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01. Entry into a Material Definitive Agreement

On December 19, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of First Mariner Bancorp (the “Company”) approved an immediate acceleration of the vesting for all unvested stock options previously awarded to employees, officers and directors. The accelerated options were issued under previously approved Stock Option and Long Term Incentive plans. The Committee made the decision to immediately vest these options based in part on the issuance of SFAS No. 123R, “Share-based payment”. Absent the acceleration of these options, upon adoption of SFAS No. 123R on January 1, 2006 the Company would have been required to recognize approximately $500,000 in pre-tax compensation expense from these options over their remaining vesting terms (through January 2007). By vesting all previously unvested options now, the stock-based compensation expense under SFAS No. 123R will only be reflected in the Company’s footnote disclosures for 2005.

Employees, officers and directors may benefit from the accelerated vesting of their stock options in the event they terminate their employment with or service to the Company prior the completion of the original vesting terms, as they would have the ability to exercise certain options that would have otherwise been forfeited. Currently, however, only 1,000 of the 258,000 options on which vesting was accelerated have exercise prices below the current market value of First Mariner Bancorp Common Stock. The compensation committee considered the potential positive impact on employee morale, retention, and the perception of value in making its decision.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST MARINER BANCORP

Date: December 22, 2005	By:	/s/ Joseph Cicero
Joseph Cicero
President